EXHIBIT 10.11

                                 PROMISSORY NOTE

$85,000, Alameda, California, August 14, 1998, VALUESTAR, INC. after date, for value received, undersigned promise to pay to DAVRIC CORPORATION, or order, at 980 American Pacific Dr., Suite 111, Henderson, NV 89104, the sum of Eighty Five Thousand and no/100 DOLLARS, with interest from August 14, 1998 until paid, at the rate of fifteen (15) per cent per annum, payable $2,022.15 on the 14th of each month for five years until paid in full. A late charge of 10% will be due if payment not paid within 10 days of due date.

Should interest not be so paid it shall thereafter bear like interest as the principal, but such unpaid interest so compounded shall not exceed an amount equal to simple interest on the unpaid principal at the maximum rate permitted by law. Should default be made in payment of interest when due the whole sum of principal and interest shall become immediately due at the option of the holder of this note. Maker may, without charge or penalty, prepay this Note, in whole or in part. Principal and interest payable in lawful money of the United States. If action be instituted on this note I promise to pay such sum as the Court may fix as attorney's fees in said action. This note shall be construed in accordance with the laws of the State of Nevada.

VALUESTAR, INC.

/s/ JIM STEIN
Jim Stein
Pres.

There will be a UCC filed in favor of Davric Corporation for the equipment*, which is collateral for this note.
*equipment more specifically
described as telephone equipment


/s/ JIM STEIN
VALUESTAR, INC.
Pres.